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                                                                    EXHIBIT 99.1


                        (LIFEPOINT HOSPITALS, INC. LOGO)

Contact:          Michael J. Culotta
                  Senior Vice President and Chief Financial Officer
                  615-372-8512

                         LIFEPOINT HOSPITALS ANNOUNCES
                             REPURCHASE OF SENIOR
                              SUBORDINATED NOTES

BRENTWOOD, TENNESSEE -- April 2, 2002 - LifePoint Hospitals, Inc. (Nasdaq:LPNT) today announced that its wholly owned subsidiary, LifePoint Hospitals Holdings, Inc. ("Holdings"), is purchasing, in the open market and in privately negotiated transactions, Holding's outstanding 10 3/4% Senior Subordinated Notes due 2009 (the "Notes"). These purchases may be made by Holdings from time-to-time, based upon its view of market conditions and other relevant factors. LifePoint is not able at this time to quantify the aggregate principal amount of Notes that may ultimately be purchased, but the amounts involved may be material.

These purchases will be funded with a portion of the Company's available cash and funds available under the Company's Amended and Restated Credit Facility (the "Credit Agreement"). The Company is seeking necessary approvals under a provision in the Credit Agreement that would otherwise prohibit Holdings from purchasing greater than $50 million in principal amount of Notes. If this approval is obtained, Holdings may seek to purchase up to $150 million in principal amount of Notes.

The purchase of Notes should allow the Company to reduce its interest expense since the fixed interest payable under the Notes is greater than the adjustable rate of interest currently payable by the Company under the Credit Agreement. To the extent that Holdings uses available cash to purchase Notes, this reduction in interest rate expense will be partially offset by interest previously earned on such cash. As a result of these purchases, the Company will recognize an extraordinary charge to income in an amount equal to the premium paid for the Notes (the amount paid in excess of the face value of the Notes), plus deferred loan costs allocable to Notes purchased. The amount of this extraordinary charge will be offset somewhat by tax benefits resulting from the charge.

LifePoint Hospitals, Inc. operates 23 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 7,000 employees.

References contained in this press release to "LifePoint Hospitals, Inc.", "LifePoint" or the "Company" refer to LifePoint Hospitals, Inc. and its subsidiaries.


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The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) whether the Company is able to successfully purchase Notes on terms and conditions acceptable to the Company;
(ii) whether the Company is able to obtain the necessary approvals under the Credit Agreement; (iii) whether Notes remain available for purchase on terms acceptable to the Company; (iv) the possibility that existing accounting practices relating to the treatment of the extraordinary charge to be incurred by the Company could be changed based on current proposals; (v) the possibility that the Company's judgment regarding the tax implications of the purchases could be challenged; (vi) the possibility that interest rates could rise and increase the Company's borrowing costs under the Credit Agreement; (vii) the possibility that the Company's liquidity needs could change; (viii) the possibility that costs associated with the purchase of Notes might be greater than anticipated; and (ix) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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